UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2026

EyePoint, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 926-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2026 (the “Effective Date”), EyePoint, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with the United States of America, acting through the U.S. Department of Justice (“DOJ”) and on behalf of the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”) and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program, and the relator named therein. The Settlement Agreement settles potential claims against the Company related to alleged civil violations of the False Claims Act, the Civil Monetary Penalties Law, the Administrative False Claims Act and other legal theories pertaining to certain of the Company’s sales, marketing and promotional practices, including sampling practices, as pertain to DEXYCU®, which the Company commercialized from 2019 to 2023 (as further described in the Settlement Agreement, the “Covered Conduct”). The Settlement Agreement avoids the uncertainty and expense of protracted litigation and does not constitute an admission of liability by the Company.

Pursuant to the Settlement Agreement, the Company agreed, among other things, to pay a settlement amount of $4,678,981.86, plus interest at a rate of 4.25% per annum from January 28, 2026 (the “Settlement Payment”). The Settlement Payment consists of (i) $4,657,463.18 (plus interest) to be paid to the United States and (ii) $21,518.68 (plus interest) to be paid to certain participating states, in each case payable no later than 14 days after the Effective Date. In addition, the Company agreed to pay $166,500 for attorneys’ fees and costs to relator’s counsel no later than 60 days after the Effective Date. The Company currently intends to use cash on hand to pay such amounts. Conditioned upon payment of the Settlement Payment, the DOJ, OIG-HHS, DHA and the relator have agreed to release the Company and its subsidiaries from any civil or administrative monetary liability arising from the Covered Conduct, and the DOJ and the relator have agreed to dismiss the civil action filed by the relator.

In connection with the Settlement Agreement, on July 13, 2026, the Company entered into a Corporate Integrity Agreement (the “Corporate Integrity Agreement”) with OIG-HHS. The Corporate Integrity Agreement requires the Company to, among other things, maintain a Compliance Officer, a Compliance Committee, and board review and oversight of certain federal healthcare compliance matters, compliance programs and disclosure and notification programs; retain a board compliance expert; provide management certifications and compliance training and education; establish written compliance policies and procedures to meet federal health care program requirements; create procedures designed to ensure compliance with federal healthcare programs; engage an independent review organization; screen employees to ensure they are not barred from participating in federal health care programs; and implement a risk assessment and internal review process. In exchange, OIG-HHS agreed not to seek the exclusion of the Company from participation in Medicare, Medicaid, or other federal health care programs as a result of the Covered Conduct. The Company’s failure to comply with its obligations under the Corporate Integrity Agreement could result in monetary penalties or the Company being excluded from participating in federal health care programs. The Corporate Integrity Agreement has a term of five years, commencing on July 13, 2026.

The foregoing descriptions of the Settlement Agreement and the Corporate Integrity Agreement are qualified by the full terms of those agreements, which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1#

Settlement Agreement, dated July 17, 2026, by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services and the Defense Health Agency, acting on behalf of the TRICARE Program, EyePoint, Inc., and the relator named therein, through their authorized representatives.

10.2#	Corporate Integrity Agreement, dated July 13, 2026, by and among the Office of Inspector General of the Department of Health and Human Services and EyePoint, Inc.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

# Certain schedules and attachments to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYEPOINT, INC.

Date:	July 17, 2026	By:	/s/ George O. Elston
George O. Elston Executive Vice President and Chief Financial Officer